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                                                                     EXHIBIT 5.1


                   [LETTERHEAD OF RITCHIE & REDIKER, L.L.C.]


                               September 8, 1999



Board of Directors
Citation Corporation
2 Office Park Circle
Suite 204
Birmingham, Alabama 35223

Gentlemen:

     We have acted as counsel to Citation Corporation, a Delaware corporation (the "Company"), in connection with the merger (the "Merger") of RSJ Acquisition Co., a Delaware Corporation ("Mergerco"), with and into the Company pursuant to the Agreement and Plan of Merger and Recapitalization dated as of June 24, 1999 between the Company and Mergerco (the "Merger Agreement"). This opinion letter is furnished to you in connection with a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 790,115 shares of common stock, par value $0.01 per share (the "Shares"), of the Company to be retained by stockholders in connection with the Merger in accordance with the terms of the Merger Agreement.

     We have examined, and have relied as to matters of fact upon, an executed copy of the Merger Agreement, the Registration Statement, and the form of Amended Certificate of Incorporation of the Company. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinion expressed herein. As to questions of fact material to this opinion, we have also relied upon certificates of public officials and of officers and representatives of the Company. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (1) when the stockholders of the Company duly adopt the Merger Agreement and (2) when the Certificate of Merger, as required by the Delaware General Corporation Law, has been duly filed with the Secretary of State of the State of Delaware and become effective under the Delaware General Corporation Law, the Shares will have been duly authorized and will be validly issued, fully paid and nonassessable.

     We are members of the Bar of the State of Alabama and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the proxy statement/prospectus included as Part I to the Registration Statement.

                                        Very truly yours,

                                        /s/ Ritchie & Rediker, L.L.C.

                                        RITCHIE & REDIKER, L.L.C.